The Securities and Exchange Commission
Washington
DC 20549
USA
                                                              17 September 1998



Dear Sirs

JR Consulting Inc

We have reviewed the filing of JR Consulting Inc on Form 8-K/A1 dated 4 September 1998. We agree with the disclosures made the Registrant in Item 4 of the filing.


Yours faithfully



/s/ Coopers & Lybrand